UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2018

EDWARDS LIFESCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15525	36-4316614
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

One Edwards Way, Irvine, California	92614
(Address of principal executive offices)	(Zip Code)

(949) 250-2500

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 6, 2018, Edwards Lifesciences Corporation (“Edwards”) issued $600,000,000 aggregate principal amount of 4.300% Senior Notes due 2028 (the “Notes”). The Notes were issued under an indenture, dated as of September 6, 2013, between Edwards and Wells Fargo Bank, National Association, as trustee (the “Base Indenture”), as supplemented by a second supplemental indenture, dated June 15, 2018 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The sale of the Notes has been registered under the Securities Act of 1933, as amended, pursuant to an automatic shelf registration statement on Form S-3 (File No. 333-213358) filed on August 29, 2016 with the Securities and Exchange Commission (the “Commission”).

The aggregate net proceeds from the sale of the Notes were approximately $594,202,000, after deducting the underwriting discount and estimated offering expenses. Edwards intends to use the net proceeds from the sale of the Notes to repay indebtedness and for general corporate purposes. Affiliates of the underwriters in the Notes offering may receive a portion of the net proceeds to the extent Edwards uses any net proceeds to repay borrowings under its revolving credit facility, under which certain affiliates of each underwriter are lenders.

The Notes will mature on June 15, 2028 and will bear interest at a rate of 4.300% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2018. Edwards may redeem the Notes, in whole or in part, at any time and from time to time prior to their stated maturity at the applicable redemption prices set forth in the Second Supplemental Indenture. Edwards may be required to purchase some or all of the Notes from the noteholders if a change of control triggering event, as defined in the Second Supplemental Indenture, occurs.

The Notes will be senior unsecured obligations of Edwards and will rank equally with Edwards’ other senior unsecured indebtedness from time to time outstanding.

The Indenture governing the Notes contains covenants that limit the ability of Edwards and its restricted subsidiaries to (i) incur secured indebtedness, (ii) enter into sale and leaseback transactions with respect to any restricted property, and (iii) consolidate, merge or transfer all or substantially all of Edwards’ assets and the assets of its subsidiaries.

The Indenture also provides for customary events of default with respect to the Notes, including the failure to pay scheduled principal and interest payments on the Notes, the failure to comply with covenants specified in the Indenture, the acceleration of certain other indebtedness resulting from an event of default under the agreement governing that indebtedness or non-payment of that indebtedness, and certain events of insolvency. If any event of default occurs and is continuing, the principal of, and any accrued and unpaid interest on, the Notes may become due and payable.

The foregoing summary of the Notes is qualified in its entirety by reference to the Base Indenture, filed as Exhibit 4.5 to Edwards’ automatic shelf registration statement on Form S-3 (333-191022) filed with the Commission on September 6, 2013, and the Second Supplemental Indenture attached hereto as Exhibit 4.2, each of which is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

        (d)         Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of September 6, 2013, by and between Edwards Lifesciences Corporation and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.5 to the registration statement on Form S-3 (333-191022) filed with the Commission on September 6, 2013)

4.2	Second Supplemental Indenture, dated as of June 15, 2018, by and between Edwards Lifesciences Corporation and Wells Fargo Bank, National Association, as trustee

4.3	Form of Global Note for the 4.300% Senior Notes due 2028 (included in Exhibit 4.2)

5.1	Opinion of O’Melveny & Myers LLP regarding the legality of the Notes

23.1	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1 hereto)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 15, 2018	EDWARDS LIFESCIENCES CORPORATION

	By:	/s/ Scott B. Ullem
Scott B. Ullem
Chief Financial Officer